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EXHIBIT H

PRO FORMA CAPITALIZATION OF XCEL ENERGY INC.
AS OF SEPTEMBER 30, 2004
(in 000's)

	September 30, 2004		As adjusted for issuance of long-term debt/common stock***
			NOTES
Current Portion of Long Term Debt	$20,630	0.2%		$20,630	0.1%
Short Term Debt	$72,000	0.6%	(1)	$1,072,000	7.6%
Long-Term Debt	$6,558,791	54.1%	(1)	$7,558,791	53.6%
Unsecured Credit Facility	$139,000	1.1%		$139,000	1.0%

Total Debt	$6,790,421	56.1%		$8,790,421	62.3%

Preferred Stock	$104,980	0.9%		$104,980	0.7%
Common Stock	$5,213,358	43.0%		$5,213,358	36.9%
Minority Interest	$3,630	0.0%		$3,630	0.0%

Total Common Equity*	$5,216,988	43.1%		$5,216,988	37.0%

TOTAL CAPITALIZATION	$12,112,389	100.0%		$14,112,389	100.0%

*
Common stock equity includes par value, capital in excess of par value, retained earnings, accumulated other comprehensive income and minority interest.

(1)
This assumes that Xcel Energy issues $2 billion of indebtedness pursuant to the authorization requested in this proceeding. It is unlikely, however, that Xcel Energy would issue only indebtedness. Rather, management of Xcel Energy would expect that a portion of the External Financing Limit would be applied to an issuance of common stock.

H-1

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  EXHIBIT H
PRO FORMA CAPITALIZATION OF XCEL ENERGY INC. AS OF SEPTEMBER 30, 2004 (in 000's)